Exhibit 10.1

TELANETIX, INC.
EMPLOYEE SEPARATION AGREEMENT

         This Employee Separation Agreement (this "Agreement") is made and entered into as of June 30, 2008 by and between Telanetix, Inc., a Delaware corporation (the "Company") and Thomas A. Szabo ("Mr. Szabo") with respect to the following facts:

A.     Mr. Szabo has been employed by the Company pursuant to the terms of an Employment Agreement dated as of April 1, 2007 (the "Employment Agreement").

B.     The Company and Mr. Szabo now desire to mutually terminate Mr. Szabo's employment with the Company, effective as of June 30, 2008 all on the terms and conditions contained herein.

WHEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1.     Termination of Employment

Effective as of the close of business on June 30, 2008 (the "Termination Date") Mr. Szabo’s employment with the Company will be terminated. Except as otherwise provided herein, Mr. Szabo shall have no further duties, responsibilities, authority or obligations as an employee of the Company after the close of business on the Termination Date. The termination of Mr. Szabo's employment under this Agreement shall not affect his status as a member of the Board of Directors, or his position as Chairman of the Board.

2.     Wages Due

In accordance with the normal payroll procedures, the Company shall pay to Mr. Szabo all wages and deferred compensation due through the Termination Date including all accrued but unused PTO.

3.     Health Insurance

The Company shall pay the premiums on Mr. Szabo’s health insurance through September 30, 2008.

4.     Severance Payment

Pursuant to the terms of the Employment Agreement, Mr. Szabo would be entitled to severance compensation for the period from July 1, 2008 through September 30, 2008 in the amount of $27,222 per month, for an aggregate of $81,666, payable in cash upon termination. In exchange for (i) Mr. Szabo's waiver of his right to demand immediate cash payment of the severance amount and (ii) his agreement to apply the amount of the severance payment to the exercise of stock options as set forth in Section 6 & 7 below, the Company agrees to pay to Mr. Szabo as additional severance an amount equal to an additional 25% of the severance amount or $20,417 for an aggregate of $102,083.

5.     Settlement of Owed Deferred Compensation

Pursuant to the terms of a deferred compensation agreement entered into between Mr. Szabo and the Company, Mr Szabo is entitled to deferred compensation of which $107,250 is still due to be paid.

6.     Stock Option Vesting & Exercise Matters

Over the period of his employment the Company granted Mr. Szabo options to purchase a total of 1,228,888 shares of the Company stock. The Company agrees that all 1,228,888 shares are hereby fully vested. The Company hereby agrees that the period for exercising the options shall continue through their expiration date notwithstanding any termination of service by Mr. Szabo.

Mr. Szabo hereby agrees to apply the $102,083 severance payment and the $107,250 in deferred compensation to the exercise of the stock options to purchase 822,929 shares of common stock as identified on Schedule A attached hereto. The Company shall promptly cause its transfer agent to issue a share certificate to Mr. Szabo representing the shares.

The Company hereby agrees that the remaining unexercised 405,959 stock options held by Mr. Szabo may be exercised at any time on or before their expiration date, and that upon exercise in accordance with the terms of the 2005 Equity Incentive Plan the company will provide the stock in the form of registered and freely tradable stock in Telanetix, Inc or its successor.

7.     Cashless Exercise of Stock Options

The Company agrees that Mr. Szabo will be eligible to a cashless exercise of the 405,959 unexercised stock options. Mr. Szabo shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the closing price of the Common Stock on the trading day immediately preceding the date of such election;
(B) = the Exercise Price, as per option grants; and
(X) = the number of Options issuable upon exercise of this Option.

For further clarity, example calculation is provided in Schedule A. All option exercise requests must be received in writing by the Company.

8.     Release

Mr. Szabo, for himself and for heirs, assigns, executors, successors and each of them, does hereby unconditionally, irrevocably and absolutely release and discharge the Company, its directors, officers, employees, agents, successors and assigns, and any related corporations from any and all loss, liability, claims, demands, causes of action or suits of any type related directly or indirectly to Mr. Szabo’s employment with the Company and the termination of Mr. Szabo’s employment or the Employment Agreement. This release extends to any transactions, affairs or occurrences between the Company and Mr. Szabo as of the date hereof, excepting any claims arising out of this Agreement. Mr. Szabo agrees that this release extends to any and all claims relating to the termination of his employment, including claims for wrongful termination, constructive wrongful termination, employment discrimination, wages and/or commissions due, defamation, infliction of emotional distress and any other such claims under state or federal law.

Mr. Szabo does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

"A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Mr. Szabo does certify that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same.

Mr. Szabo irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal, state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Mr. Szabo of this release, the Company, its officers, directors, employees, agents, successors and assigns and any related corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Mr. Szabo related in any way to the matters discharged herein.

9.     Release of Age Claims

(a)     Mr. Szabo represents, acknowledges and agrees that the Company has advised him in writing, to discuss this Agreement with an attorney, and to that extent, if any, that Mr. Szabo has desired, Mr. Szabo has done so; that the Company has given Mr. Szabo twenty-one (21) days to review and consider this Agreement and its age waiver before signing it, and Mr. Szabo understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing; and that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing this release voluntarily and free of any duress or coercion.

(b)     The parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Mr. Szabo may revoke the age waiver, and the age waiver shall not become effective or enforceable until the revocation period has expired. This age waiver shall become effective eight (8) days after it has been signed by Mr. Szabo and the Company, and in the event the parties do not sign on the same date, then this age waiver shall become effective eight (8) days after the date it is signed by Mr. Szabo.

(c)     In the event that Mr. Szabo revokes the Agreement within the time period outlined above, then the Company shall have no duty to pay severance as outlined in paragraph 2 above. In the event severance is prepaid, then Mr. Szabo shall immediately refund to the Company said severance pay immediately upon revocation of the Agreement.

10.     Effect on Prior Agreements

        (a)     In connection with this Agreement, the parties agree that the rights and obligations under the Employment Agreement shall be terminated.

        (b)     Mr. Szabo's duty to maintain the confidentiality of the Company's proprietary information arising under the terms of the Confidentiality, Non-Competition and Proprietary Rights Agreement between the Company and Mr. Szabo dated as of April 1, 2007 shall remain in force in accordance with the terms of that agreement.

        (c)     The terms of Mr. Szabo's Stock Option Agreements granted under the Company's 2005 Equity Incentive Plan shall remain in full force and effect as amended by the terms of this Agreement.

11.     General Provisions

(a)     Mr. Szabo acknowledges that he has been given the opportunity to consult with his own independent legal counsel with respect to the matters referenced in this Agreement, and that Mr. Szabo has obtained and considered the advice of such legal counsel as he deems necessary or appropriate, such that Mr. Szabo has voluntarily and freely entered into this Agreement.

(b)     This Employee Separation Agreement contains the entire agreement between Mr. Szabo and the Company and supersedes any prior agreement or arrangement, whether oral or written, between the parties with respect to its subject matter. There have been no promises, inducements or agreements between the parties which not expressed in this Agreement.

(c)     The provisions of this Agreement are contractual, not merely recitals, and shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.

(d)     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(e)     Nothing in this Agreement shall be construed as an admission of any liability or any wrongdoing by any party to this Agreement.

(f)     Any dispute with respect to this Agreement will be referred to binding arbitration with the American Arbitration Association in San Diego County, California, consistent with the American Arbitration Association’s Employment Dispute Resolution rules.

(g)     California law will apply to the terms of this Agreement.

     IN WITNESS HEREOF, the undersigned have executed this Agreement as of the date first written above.

/s/ Thomas A. Szabo Thomas A. Szabo
Telanetix, Inc. By: /s/ Douglas N. Johnson Douglas N. Johnson CEO